UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 17, 2007
VISUAL SCIENCES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-31613	33-0727173
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

10182 Telesis Court, 6th Floor, San Diego, California		92121
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (858) 546-0040
Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

     This Current Report on Form 8-K is filed by Visual Sciences, Inc., a Delaware corporation formerly known as WebSideStory, Inc. (the “Company”), in connection with the matters described herein.
Item 1.01 Entry into a Material Definitive Agreement.
     On August 17, 2007, the Company entered into a settlement and patent cross-license agreement (the “Settlement Agreement”) with NetRatings, Inc. (“NetRatings”) to resolve lawsuits the parties filed against each other in February 2006, in which each party alleged that certain of the other party’s products infringed the patent rights of such party. Under the terms of the Settlement Agreement, the Company and NetRatings each granted the other party a limited, non-exclusive, non-transferable (except as otherwise permitted in the Settlement Agreement), world-wide license to certain patents, subject, in the case of the license granted by NetRatings to the Company, to certain exceptions and exclusions. Each party also granted the other party certain rights to sublicense the rights licensed therein.
     The Settlement Agreement requires the Company to pay a royalty fee of $9.0 million, $2.0 million of which became due upon the execution of the Settlement Agreement with the remaining $7.0 million payable in quarterly installments of $0.5 million commencing on March 31, 2008. In addition, in the event of a change of control of the Company, the Settlement Agreement provides that the Company will be required to pay an additional royalty fee of $2.25 million and $2.0 million of the $7.0 million in ongoing payments would be accelerated. In the event of a change of control of the Company, the Settlement Agreement may be assigned to the purchaser upon written notice to NetRatings, subject to certain limitations. In the event of a change of control of the Company, the patent license from NetRatings would be limited to (1) products, services and technology commercially released as of the date of the change of control, (2) the products, or elements of such products, that were under development as of the date of the change of control if those products are released as standard products within twelve months of the date of the change of control, (3) future versions of the Company’s products, services or technology commercially released as of the date of the change of control that contain patches to, bug fixes of, enhancements to, modifications of, improvements to, updates or upgrades of the original versions (except for any new feature or functionality added to the original versions which new feature or functionality in and of itself infringes a licensed NetRatings patent that did not already cover the original versions) and (4) future versions of the Company’s products, services or technology that supersede any of the Company’s products, services or technology described under clauses (1), (2) or (3) above. The license also extends to the combination, merger, bundling or incorporation of the Company’s products, services or technology, or any portion of them, with any of the purchaser’s Web analytics products, services or technology not otherwise licensed pursuant to a separate license agreement with NetRatings, so long as the purchaser’s Web analytics products, services or technology represents less than 40% of the source code of the combined, merged or bundled Web analytics product, service or technology. In addition, the patent license from NetRatings does not limit the right of the Company or any person or entity that acquires the Company from combining, merging, bundling or incorporating any unlicensed product, service or technology into or with the products, services and technology covered by the Company’s license from NetRatings, provided that such unlicensed product, service or technology does not, by itself, infringe upon any claim of any licensed NetRatings patent.
     In addition, in the event that the Company acquires certain companies, it may elect to extend the license granted by NetRatings under the Settlement Agreement to cover the products, services and technology of such an acquired company by making additional payments to NetRatings based on a percentage of revenues of the web analytics products, services or technologies of such acquired company during the twelve month period preceding such acquisition. Further, under the terms of the Settlement Agreement, in the event that the Company acquires certain companies, the Company may elect to pay an additional royalty to NetRatings in exchange for a release of all claims by NetRatings related to such acquired company.
     In exchange for the licenses and royalties described above, under the terms of the Settlement Agreement, the Company and NetRatings each released the other from all claims, as of the date of the Settlement Agreement, related to the ongoing patent infringement lawsuits between the parties and agreed to dismiss the patent infringement lawsuits filed by the parties with prejudice.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISUAL SCIENCES, INC.

Date: August 23, 2007

	By:	/s/ ANDREW S. GREENHALGH

Andrew S. Greenhalgh
Senior Vice President and General Counsel